Filed Pursuant to Rules 424(b)(3) and (c)
                                        Registration Statement No. 333-87404

First Prospectus Supplement dated August 29, 2003
(to Prospectus dated August 7, 2002)

                       RAMTRON INTERNATIONAL CORPORATION
                       3,566,015 Shares of Common Stock

This Prospectus Supplement amends and supplements our Prospectus dated August 7, 2002, relating to 3,566,015 shares of our common stock, $.01 par value per share, which are issuable to the Selling Securityholders identified in the "Selling Securityholders" section of the Prospectus.

The Prospectus is hereby amended to include the following information. On August 18, 2003, we entered into a Waiver Agreement with each of the three holders of our 5% Secured Convertible Debentures issued on March 28, 2003, pursuant to which, among other things, we amended the terms of the Warrants to Purchase Common Stock issued to the debenture holders concurrently with the Debentures so that, from and after August 18, 2003, (i) the expiration date of the Warrants issued to the debenture holders is the sixth (6th) anniversary of their issue date, and (ii) the exercise price of the Warrants issued to the debenture holders is equal to $3.04, which is an amount equal to 150% of the average Closing Bid Price for our common stock during the period of five (5) Trading Days immediately preceding August 18, 2003, and which is subject to adjustment in certain events as provided in the Warrants and described in the Prospectus. No amendment was made to any other of the warrants, the sale of the shares issuable upon exercise of which is covered by the Prospectus. As a result of the amendments to the Warrants issued to the debenture holders, we may receive as the exercise price of the warrants described in the Prospectus up to $7,024,445, if the Selling Securityholders exercise all of their warrants. The weighted average exercise price of all the warrants, the sale of the shares issuable upon exercise of which is covered by the Prospectus, is $4.87.

The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of our common stock issuable upon conversion of the debentures and exercise of the warrants. All references in the Prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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         Investing in our common stock involves a High Degree of
       Risk. See the section entitled "Risk Factors" beginning on page 4 of this prospectus for a discussion of risks and uncertainties you should consider before making an investment in our common stock.

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         The date of this Prospectus Supplement is August 29, 2003
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